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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 001-03132

                       INDIANAPOLIS POWER & LIGHT COMPANY
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         (Exact name of registrant as specified in its charter)

       25 Monument Circle, P.O. Box 1595, Indianapolis, Indiana 46206-1595
                                 (317)261-5134
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         (Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)

              Cumulative Preferred Stock, $100 par value per share
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                            (Title of each class of
                        securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)             [X]         Rule 12h-3(b)(1)(i)            [X]
Rule 12g-4(a)(1)(ii)            [  ]        Rule 12h-3(b)(1)(ii)           [  ]
Rule 12g-4(a)(2)(i)             [  ]        Rule 12h-3(b)(2)(i)            [  ]
Rule 12g-4(a)(2)(ii)            [  ]        Rule 12h-3(b)(2)(ii)           [  ]
                                            Rule 15d-6                     [  ]

     Approximate number of holders of record as of the certification or notice date: 277

         Pursuant to the requirements of the Securities Exchange Act of 1934, Indianapolis Power & Light Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: March 16, 2001                 By:  \s\ John R. Hodowal
                                          -------------------------------------
                                          John R. Hodowal,
                                          Chairman of the Board and
                                          Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

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                           the collection of information  contained in this form
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